As filed with the Securities and Exchange Commission on August 26, 1997
                                                 Registration No. 333-__________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                  U-SHIP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                 UTAH                                       39-1713181
    (State or Other Jurisdiction of                      (I.R.S. Employer
    Incorporation or Organization)                    Identification Number)

                              5583 WEST 78TH STREET
                             EDINA, MINNESOTA 55439
                                 (612) 941-4080
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                           --------------------------

             BRUCE H. SENSKE, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  U-SHIP, INC.
                              5583 WEST 78TH STREET
                             EDINA, MINNESOTA 55439
                                 (612) 941-4080

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   COPIES TO:

                              AVRON L. GORDON, ESQ.
                   BRIGGS AND MORGAN, PROFESSIONAL ASSOCIATION
                                 2400 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 334-8400

                                 ---------------

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER
                 THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                 ---------------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                              AMOUNT TO BE    AGGREGATE PRICE PER   AGGREGATE OFFERING           AMOUNT OF
       TITLE OF SHARES TO BE REGISTERED        REGISTERED           SHARE(1)             PRICE(1)             REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.004 par value).............     958,858              $1.375             $1,318,430                  $400
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the last reported sale price for the Common Stock on August 25, 1997, as reported by the Nasdaq SmallCap Market.
                      ------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a)
OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THESE SECURITIES BE ACCEPTED PRIOR TO THE TIME SUCH REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS          SUBJECT TO COMPLETION, DATED AUGUST 26, 1997

--------------------------------------------------------------------------------

                                 958,858 SHARES
                                  U-SHIP, INC.
                                  COMMON STOCK

--------------------------------------------------------------------------------

         This Prospectus relates to 958,858 shares (the "Shares") of common stock, par value $.004 per share (the "Common Stock") of U-Ship, Inc. (the "Company") that may be offered for sale for the account of certain shareholders (the "Selling Shareholders") of the Company as stated herein under the heading "Selling Shareholders." No period of time has been fixed within which the Shares may be offered or sold. The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "USHP." On August 22, 1997, the average of the high and low prices of the Common Stock on the Nasdaq SmallCap Market was $1.4375 per share. There can be no assurance, however, of the continued listing on the Nasdaq SmallCap Market of the shares of Common Stock. See "Risk Factors - Limitations on Broker-Dealer Sales of Company Common Stock; Applicability of "Penny Stock" Rules; No Assurance of Continued Quotation on The Nasdaq Stock Market."

         The Selling Shareholders have advised the Company that sales of the Shares by them, or by their pledgees, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Sales of the Shares may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of shares of Common Stock for whom such broker-dealer may act as agent or to whom it may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental Prospectuses may be filed pursuant to Rule 424 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), to describe any material arrangements for the sales of the Shares if and when such arrangements are entered into by any of the Selling Shareholders and any other broker-dealer that participates in a sale of the Shares.

         The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by such person on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder.

         The Company will receive no proceeds upon the sale of the Shares. See "Plan of Distribution." Pursuant to the terms of registration rights granted to the Selling Shareholders, the Company will pay all the expenses of registering the Shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders. In addition, such registration rights provide for certain other usual and customary terms, including indemnification by the Company of the Selling Shareholders against certain liabilities arising under the Securities Act.

         THE SHARES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
      HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

                THE DATE OF THIS PROSPECTUS IS ___________, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, Northwest, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, Northwest, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, the Common Stock is quoted on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, Inc., 1735 K Street, Northwest, Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

         (a) The Company's Annual Report on Form 10-KSB for the year ended June 30, 1996 (File No. 000-28432) filed with the Commission on September 26, 1996.

         (b) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 1996, December 31, 1996 and March 31, 1997 (File No. 000-28432) filed with the Commission on November 12, 1996, February 14, 1997 and May 14, 1997,
                  respectively.

         (c) The description of Common Stock contained in the Company's Registration Statement on Form SB-2 (No. 333-01652C) as filed with the Commission on February 26, 1996 and as amended by Amendment Nos. 1, 2, 3, 4, 5 and 6 filed with the Commission on April 26, April 29, April 30, May 9, May 21, and May 29, 1996, respectively.

         (d) The Company's Definitive Schedule 14A (Proxy Statement) filed with the Commission on November 18, 1996 (File No. 000-28452), relating to the Company's Annual Meeting of Shareholders held on December 12, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company at 5583 West 78th Street, Edina, Minnesota 55439, Attention: Chief Financial Officer. Telephone requests may be directed to the office of the Chief Financial Officer of the Company at (612) 941-4080.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO A ONE-FOR-FOUR REVERSE STOCK SPLIT WITH RESPECT TO THE COMMON STOCK EFFECTED ON FEBRUARY 29, 1996.

         THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS," AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "LITIGATION REFORM ACT") THAT INVOLVE RISKS AND UNCERTAINTIES. PURCHASERS OF THE COMMON STOCK ARE CAUTIONED THAT THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE FACTORS DISCUSSED HEREIN UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                   THE COMPANY

         U-Ship, Inc. (the "Company" or "U-Ship") manufactures, markets and operates self-service, automated shipping systems for use by consumers and small business shippers who ship packages and priority letters through major carriers in the air express and package delivery market. In November 1994, the Company began deployment of its network of electronic, customer-operated, self-service shipping centers. The Company's Automated Shipping Center ("ASC"), which is being placed in retail locations in the United States and Canada, provides a feeder system to United Parcel Service of America, Inc. ("UPS") and can provide similar services to other carriers in the multi-billion dollar air express and package shipping market. As of June 30, 1997, the Company had placed in service approximately 300 ASCs in 40 states. The Company derives revenue primarily from package shipping transactions and, to a lesser extent, from the sale of ASCs. The Company holds eight patents related to hardware and software utilized in its ASCs and is not aware of other comparable self-service, automated shipping systems currently marketed or available to consumers and small business package shippers. The Company believes that its ASC technology is among the most advanced self-service, automated, air express and package shipping system available for consumers and small businesses.

         The Company's strategy is to make shipping services available to consumers through the installation of its ASC systems in major office supply and instant printing outlets, business centers and office parks. Historically, the majority of ASCs placed in service by the Company have been leased by retailers from third party leasing companies. The Company placed in service approximately one-third of its ASCs through such arrangements. During 1996 and 1997, however, the Company's deployment strategy has been to emphasize the placement of Company-owned and operated ASCs in retail locations. The Company is, however, currently reevaluating these deployment methods in light of lower than anticipated package shipping volumes and lack of anticipated revenue per site. Subject to this reevaluation, the Company contemplates the placement of additional ASC systems in order to capture increased package shipping volume. In addition to retail placements, the Company has been seeking to market its ASC technology to private carriers. The Company believes that air express and package shipping carriers may, in the future, utilize some form of self-service technology to increase accessibility to their services in the market, although there can be no assurance that carriers will decide to use the Company's technology.

         The Company is also exploring various consumer incentives, (e.g., coupons) in an attempt to increase usage of ASCs currently in place. Finally, the Company is attempting to add additional package pickup times and is considering decreases in its price structure so as to become more competitive in the air express and packaging market. There can be no assurance, however, that these or other efforts currently being considered by the Company will serve to increase market acceptance of the Company's ASCs. See "Risk Factors - Market Acceptance of Products."

         The Company served customers in approximately 55,000 transactions during the year ended June 30, 1997 through its various retail locations which include OfficeMax stores and Kinko's Copy Centers. The Company enters into agreements with retailers to provide service and maintenance support related to the operation of the ASC at retail locations. The services provided by the Company under these agreements include data processing of credit card transactions, reconciliation and payment of weekly UPS bills for service contracted by the Company, customer service support related to package tracking and damage and loss claims for consumers who have used the system. These agreements also provide for maintenance of the hardware and licensing of the software related to the operation of the ASC. The Company generates revenue from package shipping transactions and compensates retailers based upon the number and types of shipping transactions processed. Each location in the Company's network of ASCs is centrally controlled and serviced through an electronic connection to the Company's computer network system located at its headquarters. The Company accepts cash and major credit cards for payment of package shipping charges. The Company also issues U-Ship private labeled "Preferred Business Shipper" credit cards to small businesses for which it bills and collects monthly. The Company also derives revenue, to a lesser extent, from the sale of shipping supplies such as boxes, packing material and tape to retailers for consumer sales.

         In September 1996, the Company entered into an Installation and Marketing Agreement (the "Kinko's Agreement") with Kinko's, Inc. ("Kinko's"). The Kinko's Agreement provides that Kinko's will use its best efforts to provide the Company the opportunity to install up to 250 ASCs in Kinko's Copy Centers by December 1997. Under the terms of the Kinko's Agreement, each ASC shall remain in service for 36 months following the date of its installation, subject to certain contingencies. Also, the Kinko's Agreement provides that the Company will retain ownership of the ASCs installed at Kinko's sites, and package shipping revenue generated at each site will be shared between the Company and Kinko's. As of June 30, 1997, the Company had installed 78 ASCs in Kinko's Copy Center locations. The Company is currently conducting discussions with Kinko's concerning the placement of additional ASCs in Kinko's locations under existing contracts and methods of promoting the increased usage of ASCs in Kinko's and OfficeMax stores. In October 1996, the Company entered into a 36 month Installation and Marketing Agreement (the "OfficeMax" Agreement") with OfficeMax, Inc. ("OfficeMax"). The terms of the OfficeMax Agreement, as amended, require the Company to install 140 ASCs into various CopyMax locations by the end of December 1997. Under the terms of the OfficeMax Agreement, each ASC shall remain in service for 36 months following the date of its installation. As of June 30, 1997, the Company had installed 87 ASCs in various CopyMax stores.

         The Company was incorporated in Utah under the name Basin Energy Corporation on September 10, 1979. In January 1980, the Company completed a public offering of 750,000 shares of Common Stock and thereafter engaged in various activities unrelated to its present business. In February 1990, the Company changed its name to EuroDynamics Corporation, and in May 1992, the Company entered into an exchange agreement with U-Ship International, Ltd., a Wisconsin corporation ("USI"), which provided for the acquisition of USI by the Company, which then amended its name to U-Ship, Inc. All references to the Company herein shall include U-Ship International, Ltd., the Company's operating subsidiary, and U-Ship America, Inc. Substantially all of the Company's current management and Board of Directors joined the Company subsequent to January 1993.

         The Company's principal executive offices are located at 5583 West 78th Street, Edina, Minnesota 55439 and its telephone number is (612) 941-4080.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

         WHEN USED BELOW AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE WORDS "BELIEVES," "ANTICIPATES," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY "FORWARD-LOOKING STATEMENTS," AS DEFINED IN THE LITIGATION REFORM ACT. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. POTENTIAL PURCHASERS OF SHARES OF COMMON STOCK ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

         LIMITED OPERATING HISTORY; LOSSES FROM OPERATIONS; GOING CONCERN UNCERTAINTY. The Company entered its current business in 1992 and has a limited operating history. The Company's proposed operations are subject to all the risks inherent in the establishment of a new business. The Company has never generated net income, continues to sustain substantial operating losses and expects to continue to operate at a loss for the foreseeable future. For the nine months ended March 31, 1997, the Company incurred a net loss of $1,698,109. As of March 31, 1997, the Company had an accumulated deficit of $7,041,369 and had a working capital deficit of $735,432. The Company anticipates that its losses for year ended June 30, 1997 will exceed $2.0 million. The Company will continue to incur these losses until there is a wide placement of ASCs which generate sufficient revenues to offset operating costs. The report of the Company's independent public accountants concerning the Company's financial statements as of June 30, 1995 and 1996 contains an explanatory paragraph relating to the Company's ability to continue as a going concern. Based on year-to-date results, the Company anticipates that the report of its independent public accountants for the year ended June 30, 1997 will contain a similar explanatory paragraph. There can be no assurance that the Company will achieve profitable operations. The Company expects that it will require additional debt or equity financing during the next six to eight months to continue its business. The Company is currently unaware of any such sources of additional financing. A failure on the part of the Company to raise such financing would result in the reduction or cessation of the Company's business.

         MARKET ACCEPTANCE OF PRODUCTS. A prerequisite to the Company's success will be the development of demand for self-service, automated shipping services and wide placement of ASCs at retail and other business locations. This is an undeveloped market and there can be no assurance that such demand or market acceptance will develop. To date, the Company has had limited success in creating a demand for automated shipping services. The number of shipping transactions which currently utilize the Company's ASCs are lower than expected. Additionally, the Company has encountered significant difficulty in keeping its ASCs operational. The Company has also received complaints regarding the fact that the Company's ASCs are cumbersome to use and difficult to understand. While the Company is undertaking efforts to address these problems and to create a demand for the Company's ASCs, the marketing and other costs of doing so may be beyond the Company's funding capabilities. A failure on the part of the Company to address these and other issues and to create a market demand for its products could result in the reduction or cessation of the Company's business.

         The Company operates in 40 states from Alaska to New York. The commercial (non-U.S. Postal Service) package shipping market is dominated by a relatively small number of carriers, and carriers affiliated with direct air carriers, including UPS, Fed. Ex., Inc. ("Federal Express"), Roadway Package System, Inc. ("RPS"), DHL Worldwide Services ("DHL") and Airborne Express ("Airborne"). These established carriers, together with the U.S. Postal Service, process the vast majority of consumer and small business package shipping transactions. There can be no assurance that any of such dominant commercial package shippers or the public will adopt a self-service shipping center concept or that they will select the Company's ASCs in preference to the shipping services offered by its competitors or potential competitors. The failure to achieve market acceptance would have a material adverse effect on the Company's business. In addition, there can be no assurance that the Company will have the resources or the capacity to meet the demand, if any, for its product.

         DEPENDENCE UPON CARRIERS. The Company is substantially dependent upon UPS to pick up and transport packages processed via the Company's ASCs. Any interruption in, or increase in price of, such service, or the failure of the Company to continue to maintain arrangements with UPS or to develop relationships with other package carriers, would cause an interruption of service to the Company's customers and would have a material adverse effect upon its business. The Company has no control over the nature, cost or availability of services provided by any carrier, including UPS, and has no long term contracts with such carriers.

         On August 4, 1997, the Teamsters Union went on strike against UPS. As a result, a significant number of UPS' 185,000 employees, who are also Teamster Union members, joined the strike. In addition, most of the 2,000 pilots belonging to the Independent Pilots Association honored the strike, further hampering UPS' shipping capabilities. This strike halted the shipment of the vast majority of packages intended to be shipped via UPS, including those intended to be so shipped and which utilized the Company's ASCs. While UPS and the Teamsters reached an agreement which ended the strike on August 18, 1997, there can be no assurance of the effect that the inability to use the Company's ASCs during the strike will have on customer acceptance or continued use of such machines.

         For each ASC location, the Company enters into a Commercial Counter Agreement with UPS which provides the basic terms of service, advertising restrictions and certain related matters. The Company has also entered into an Automated Shipping System Letter Agreement with UPS regarding the Company's arrangements for use of UPS's Parcel Register, Computer Manifest and other systems for identifying and recording packages turned over to UPS for delivery. This agreement is generally terminable at will, although the Company has enjoyed a shipper-carrier relationship with UPS since 1992. Further, UPS is a regulated carrier which, under applicable laws and regulations, is obligated, upon reasonable request, to provide safe and adequate service, equipment and facilities for the surface transportation of property in interstate commerce. This duty to furnish continuous and adequate service obligates UPS to furnish ground transportation services without discrimination at its established rates and to the limit of its capacity. However, UPS is not regulated with respect to shipments tendered which involve prior or subsequent movement by air.

         SUBSTANTIAL INVESTMENT IN EQUIPMENT. As a part of its business strategy, the Company seeks to place ASCs in locations that it believes have the potential to generate high package volume and with businesses that it believes have multiple strategic locations, such as business centers and other service provider chains. Although the Company has previously been able to sell ASCs with financing from third party lessors, no assurance can be given that such financing will be available in the future. Also, the Company's strategy has recently changed so as to emphasize placement of ASCs in retail locations at its expense. In such locations, the Company relies solely upon package shipping revenue to recover its investment in the ASCs. Although the Company believes that such strategy will lead to the generation of increased package shipping volume and that such strategic placements of ASCs is more cost-effective than individually-negotiated leases for ASCs to be placed in service, there can be no assurance that such strategy will be successful or that the Company will be able to recover its investment in ASCs through profit margins on higher volumes of package shipments.

         RELIANCE UPON THIRD PARTIES FOR FINANCING. Historically, the Company has relied extensively upon third parties to provide lease financing for ASCs sold or leased to retailers. While the Company's focus has shifted away from the placement of ASCs in reliance on such financing, there can be no assurance that such financing will be available to the Company on terms acceptable or favorable to it. In the event the Company should be unable to maintain relationships with third parties to provide lease financing for ASCs, its business could be adversely affected.

         TEST MARKETING PROGRAM. In an effort to increase the number of ASC installations to produce increased package shipping revenue, the Company introduced a new marketing program in 1995 which offered a limited retailer return option. This program allowed the Company or the retailer to terminate the agreement between the retailer and the Company if certain criteria related to package volume, retailer advertising and promotion and consumer acceptance were not met within the first 12 months of the ASC's operation. Sales under this program were deferred and recognized as revenue as return rights lapse. As of March 31, 1997, the Company had deferred recognition of $59,724 of revenue related to these ASCs. Since June 30, 1995, return privileges have been exercised with respect to 27 ASCs, which represents 37% of the total ASCs sold with the return option. The return privileges were exercised primarily as a result of lower than expected package volume. The Company is also responsible for ongoing maintenance of the ASCs. As of March 31, 1997, the Company had deferred a total of $52,857 for such maintenance obligations. The Company recognizes deferred maintenance revenue over the term of the maintenance agreement, generally five years. To the extent return options are exercised, the Company will generally return the ASC to its inventory, reimburse all or a portion of sales proceeds and attempt to remarket the same. To the extent the ASC cannot be resold, the Company does not realize any ongoing package shipping revenue. The Company no longer sells machines with these return rights. However, such rights present a contingent, ongoing liability to the Company.

         ABILITY TO FORM STRATEGIC RELATIONSHIPS. The Company's strategy includes the formation of strategic relationships with major carriers and retailers. To date, the Company has had limited success in creating such relationships. The Company believes that relationships with carriers and other strategic partners will enable it to deploy its proprietary technology in the market by leveraging a partner's established service and distribution channels. The Company has entered into relationships with Kinko's and OfficeMax pursuant to which the Company has installed a limited number of ASCs in Kinko's Copy Centers and CopyMax stores. These agreements have, however, not generated expected levels of package shipping transactions and the Company has curtailed installation of ASCs under the terms of both agreements. The Company requires substantial additional financing in order to continue its business. The Company believes that, at least in part, such financing can be obtained from the partners with whom it is able to create significant strategic relationships. The Company has not been successful in creating relationships with potential partners other than Kinko's and OfficeMax. To the extent that the Company is not able to enter into additional strategic relationships with carriers or other business partners, it may be required to reduce or cease its business operations.

         DEPENDENCE ON PROPRIETARY RIGHTS. The Company's success depends, in part, upon its ability to protect its proprietary technology, for which it relies on a combination of patent, copyright, trademark and trade secret laws. Although the Company has received patents for its ASC, there can be no assurance that current intellectual property laws will afford the Company significant protection against competitors or that other technology will not be developed to functionally compete with the Company's product. The Company believes that one or more major carriers, all of which have greater financial, technical and marketing resources than the Company, have attempted to develop or purchase products or technologies competitive with the Company's ASCs. The Company is aware that Federal Express and UPS test marketed PC-based automated self-service shipping terminals between 1992 and 1994, but believes that substantially all of these systems have been removed from the test market. The Company also is aware of the fact that the U.S. Postal Service is in the process of developing a self-service, automated Postal Transaction Machine ("PTM"), which, the Company believes, will enable consumers to ship letters and packages via the United States mail. The Company is unaware of whether the PTM, or parts thereof, infringe upon any of the Company's proprietary technology. The Company is not currently aware of any self-service, automated shipping products in use which would infringe upon the Company's patents. Should the Company determine that its patents are being infringed, it could incur substantial legal costs in any action to enforce its patents or other intellectual property rights, and there can be no assurance that it would be successful in any such action.

         FRANCHISE REGULATION. The Federal Trade Commission regulates the offer and sale of franchises under its "Franchise Rule," a regulation which sets forth standards mandating disclosure of information before the sale of a franchise or business opportunity. Additionally, several states, including Minnesota, have laws and rules which regulate various aspects of franchising and the sale of business opportunities. The Company believes that its programs for the sale, lease or placement of ASCs do not constitute franchises or business opportunities within the meaning of the Franchise Rule or such state laws. If the Company should be required to comply with such laws or rules it would incur substantial costs, delays and other burdens associated with various franchise registration and disclosure compliance obligations. In addition, there can be no assurance that other governmental regulations will not hinder the Company's plans. A finding that the Company has violated state franchise laws or regulations or the Franchise Rule could result in administrative, civil or criminal actions against the Company and would materially and adversely affect its business. In addition, if the Company is found to have violated franchise laws, certain persons entitled to the benefit of such laws may have the right to rescind their purchases or leases of the Company's ASCs, in addition to recovering damages, interest and attorneys' fees. The Company does not believe, however, that it has operated in violation of any franchise laws.

         COMPETITION. The commercial (non-U.S. Postal Service) package shipping market is dominated by a relatively small number of companies which have more experience in the industry and have greater financial and technical resources than the Company. Both Federal Express and UPS have test marketed automated self-service shipping terminals, but have, to the best of the Company's knowledge, discontinued such tests, and neither of them currently operates competing machines in the market that are comparable to the form and function of the Company's ASC. The Company is aware, however, that the U.S. Postal Service is in the process of developing the PTM. Because the Company's ASC does not currently permit consumers to ship packages through the United States Mail, to the extent that the PTM will, it may discourage people from using the Company's ASCs. The Company also competes with major air express carriers, such as UPS, Federal Express, Airborne, DHL and the U.S. Postal Service, all of which deploy large numbers of "drop boxes" which compete with the Company's ASCs. According to industry sources, these carriers are deploying additional drop boxes on an ongoing basis. Many of such boxes have or will be installed in business centers, office parks and shopping malls, which could be potential sites for the Company's ASCs. There can be no assurance that such dominant commercial package shippers or the public will adopt a self-service shipping center concept or that they will select the Company's products and services in preference to their current methods of package collection, or to those of the Company's competitors or potential competitors. The Company also faces intense competition from the related service industry providing package collection services, such as mail and packaging stores. In addition, the Company's competitors and the dominant package shippers, all which have greater resources than the Company, could develop products competitive with the Company's ASCs.

         TECHNOLOGICAL RISKS. The Company anticipates that any market which develops for automated shipping services will be characterized by rapidly changing technology and user preferences. Such market will likely be heavily influenced by the preferences and acceptance of such technology by major package and parcel carriers. There can be no assurance that future products or technology developed by others will not render obsolete the Company's technology. Failure on the part of the Company to develop new technology to meet competitive challenges may adversely affect the Company's prospects.

         UNINSURED OBLIGATIONS TO SHIPPING CUSTOMERS. The Company or a retailer with whom a package is deposited may have exposure to a customer to the maximum extent of the declared value of the package in the event of its damage or destruction while in the possession of the Company or a retailer. The Company limits its liability to the customer to the amount of the declared value pursuant to the shipping transaction documentation. The Company, however, has no insurance which would protect it against such losses.

         DEPENDENCE ON KEY PERSONNEL. The Company's future success will depend in large part upon the continued service of its key technical, marketing and management personnel, as well as on its ability to continue to attract independent contractors. The Company is also dependent on its ability to identify, hire, train and motivate qualified personnel necessary to enable it to continue ongoing product development and to market its products and services. The Company does not have key person life insurance policies on any of its employees. Substantially all of the Company's employees are subject to confidentiality agreements. The departure of key employees could have a material adverse effect on the Company's business. No assurance can be given that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel necessary for the Company's growth.

         QUARTERLY REVENUE FLUCTUATION; SEASONALITY. The Company expects to experience continued and substantial fluctuations in revenue due to seasonal changes which affect the volume of package shipping transactions. Generally, the Company experiences its highest volume of package shipping between the back-to-school and Christmas seasons. Such fluctuations create significant imbalances in the Company's cash flow. Potential investors should not, therefore, rely on individual quarterly results as being indicative of the Company's overall performance.

         CONTROL BY MANAGEMENT. The current officers and directors of the Company beneficially own approximately 12.5% of the outstanding shares of Common Stock. Accordingly, because the Company does not have cumulative voting, such persons, if voting in concert, may be able to elect the entire board of directors, and generally direct the affairs of the Company. Further, this concentration of ownership could have the effect of delaying, deferring or preventing a change in control of the Company.

         MANAGEMENT OF GROWTH. The Company may experience periods of growth which, if any, could place a significant strain on the Company's management, operational, financial and other resources. Although there can be no assurance as to the Company's future growth, the Company's ability to manage any growth effectively will require it to continue to improve its operational, financial and management information systems, and to attract, train and manage qualified personnel. If the Company's management is unable to manage growth effectively, the Company's operating results could be adversely affected.

         PREFERRED SHARES. The authorized and unissued stock of the Company includes 25,000,000 shares of preferred stock. The Company's Board of Directors, without any action by the Company's shareholders, is authorized to issue the preferred shares in such classes or series as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividend and liquidation preferences, and voting rights. No shares of preferred stock or other senior equity securities have been issued by the Company, and currently there is no plan to issue any such securities. However, the ability of the Company's Board of Directors to issue such preferred shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company, and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock.

         NO DIVIDENDS. No dividends have been paid on shares of the Common Stock. The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future, and anticipates that profits, if any, received from operations will be devoted to the Company's future operations. Any decision to pay dividends will depend upon the Company's profitability at the time, cash available therefor, and other relevant factors.

         IMPACT OF SALE OF SECURITIES; SECURITIES ELIGIBLE FOR FUTURE SALE; POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. There were approximately 4,967,669 shares of Common Stock outstanding as of June 30, 1997. In addition, there were warrants and options outstanding as of such date to purchase approximately 1,447,446 additional shares of Common Stock which are exercisable at prices ranging from $2.80 to $5.20 per share. The sale of such securities, the Shares offered pursuant to this Prospectus, and the sale of additional shares of Common Stock which may become eligible for sale in the public market from time to time upon the exercise of warrants and options could have the effect of depressing the market prices for the Common Stock.

         LIMITATIONS ON BROKER-DEALER SALES OF COMPANY COMMON STOCK; APPLICABILITY OF "PENNY STOCK" RULES; NO ASSURANCE OF CONTINUED QUOTATION ON THE NASDAQ STOCK MARKET. Federal regulations promulgated under the Exchange Act regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or The Nasdaq Stock Market ("Nasdaq"), priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq which are priced at less than $5.00 per share are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act. Therefore, if, during the time in which the Common Stock is quoted on the Nasdaq SmallCap Market, the Common Stock is priced below $5.00 per share, trading of the Common Stock will be subject to the provisions of Section 15(b)(6) of the Exchange Act, which make it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Commission if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. In such event, it may be more difficult for broker-dealers to sell the Common Stock and purchasers of shares of Common Stock may experience difficulty in selling such shares in the future in secondary trading markets.

         The Common Stock is currently listed on the Nasdaq SmallCap Market. The Nasdaq SmallCap Market requires that companies whose securities are listed thereon maintain certain requirements, including total assets of at least $2 million, capital and surplus of at least $1 million, minimum bid price per share of at least $1 and total market value of at least $1 million. As of March 31, 1997, the Company's shareholders' equity was $1,858,225. On August 25, 1997, the closing bid price per share of the Common Stock was $1.375. Failure on the part of the Company to meet any of these listing requirements could result in the suspension or termination of the Common Stock from continued listing on the Nasdaq SmallCap Market. Should the Common Stock be suspended from trading privileges on such market as a result of the Company's failure to comply with any of the above, or other applicable requirements, the Company, prior to re-inclusion, must comply with the respective requirements prior to continued listing. However, should the Common Stock be terminated from trading privileges on the Nasdaq SmallCap Market, the Company, prior to re-inclusion, must comply with the applicable requirements for initial inclusion on the Nasdaq SmallCap Market which, in some instances, are more stringent than the requirements for continued listing. There can be no assurance, therefore, that the Common Stock will continue to be listed on the Nasdaq SmallCap Market.

         In the event that the Common Stock is delisted from the Nasdaq SmallCap Market and the Company fails other relevant criteria, trading, if any, in shares of Common Stock would be subject to the full range of the Penny Stock Rules. Under these rules, broker-dealers must take certain steps prior to selling a penny stock, which steps include: (i) obtaining financial and investment information from the investor; (ii) obtaining a written suitability questionnaire and purchase agreement signed by the investor; and (iii) providing the investor a written identification of the shares being offered and in what quantity. If the Penny Stock Rules are not followed by a broker-dealer, the investor has no obligation to purchase the shares. Accordingly, delisting from the Nasdaq SmallCap Market and the application of the comprehensive Penny Stock Rules may make it more difficult for broker-dealers to sell the Common Stock, purchasers of shares of Common Stock may have difficulty in selling such shares in the future in secondary trading markets and the per share price of such stock would likely be greatly reduced.

                                   MANAGEMENT

         The Directors and Executive Officer of the Company are:

NAME                         AGE                     POSITION(S)

---------                ------------  -------------------------------------


B. Richard Vogen              54       Chairman and Director

Bruce H. Senske               42       President, Chief Executive Officer
                                       and Director

Donald L. Kotula              51       Director

Gary W. Ramsden               39       Director

         B. RICHARD VOGEN. Mr. Vogen was appointed to the position of Chairman of the Company in June 1997. Mr. Vogen has been a member of the Company's Board since June 1993. Prior to joining the Company, Mr. Vogen founded Vocam Systems, Inc. ("Vocam") in 1985, and served as its President and Chairman until its acquisition by the Pitney Bowes Company in 1990. After its acquisition by Pitney Bowes, Mr. Vogen continued to serve as President of the Vocam Systems division until June 1994. Since that date, Mr. Vogen has served as an independent management consultant.

         BRUCE H. SENSKE. Mr. Senske has served as President and Chief Executive Officer of the Company since January 1993. Mr. Senske has been a member of the Company's Board since January 1993, and served as its Chief Financial Officer and Treasurer between January 1993 and November 1996. From 1988 to 1992, Mr. Senske was Vice President of Strategic Marketing and Product Planning at Vocam.

         DONALD L. KOTULA. Mr. Kotula has been a member of the Company's Board since January 1995. Mr. Kotula is founder of Northern Hydraulics, a major retailer of construction and light industrial equipment, tools and supplies. Mr. Kotula has served as President and Chief Executive Officer of Northern Hydraulics since 1981.

         GARY W. RAMSDEN. Mr. Ramsden served as the President of U-Ship International, Ltd., a subsidiary of the Company, from its inception in September 1991 to January 1993, and has been a member of the Company's Board since its merger with U-Ship International, Ltd. in June 1992. Mr. Ramsden is currently a realtor with Burnett Realty in Eau Claire, Wisconsin. From October 1989 to March 1991, Mr. Ramsden was employed in sales and management capacities for Crandell Moving and Storage, Incorporated in Altoona, Wisconsin. From July 1988 to September 1989, Mr. Ramsden was President of Five Star Moving Systems, Incorporated in Shoreview, Minnesota.

                              SELLING SHAREHOLDERS

         The following table sets forth, as of June 30, 1997, the name of each Selling Shareholder, certain beneficial ownership information with respect to the Selling Shareholders, and the number of Shares that may be sold from time to time by each Selling Shareholder pursuant to this Prospectus. There can be no assurance that the Shares offered hereby will be sold.

                                                                                                       PERCENTAGE OF
                                                                                                        OUTSTANDING
                                                 SHARES                             SHARES                SHARES
                                              BENEFICIALLY                       BENEFICIALLY          BENEFICIALLY
                                                  OWNED          SHARES           OWNED UPON            OWNED UPON
                                                PRIOR TO        OFFERED       COMPLETION OF THE      COMPLETION OF THE
SELLING SHAREHOLDER                             OFFERING         HEREBY            OFFERING              OFFERING
------------------------------------------   --------------  -------------   --------------------  ---------------------
Tablesalt & Co.                                 666,667        666,667                  --               --

Donald L. Kotula                                265,352(1)       8,696             256,656              5.1

Bruce H. Senske                                 239,630(2)       3,188             236,442              4.7

Northstar & Co.                                  86,957         86,957                  --              --

Seawave & Co.                                    86,957         86,957                  --              --

B. Richard Vogen                                 61,647(3)       8,696              52,951              1.1

Kenneth W. Liles                                 58,355(4)       2,522              55,833              1.1

Brookbreeze & Co.                                28,986         28,986                  --               --

Ellis Family Limited Partnership                 23,928         15,000               8,928               *

Willis K. Drake                                  20,738(5)       8,696              12,042               *

Ronald D. Schmidt                                20,696(6)       8,696              12,000               *

Harold Roitenberg, Trustee, F.B.O.
Harold Roitenberg Trust                          18,928         10,000               8,928               *

Kenneth B. Heithoff                              10,000         10,000                  --              --

William R. Kennedy, Trustee, F.B.O.
Neurology Limited Employee Pension
Plan                                             10,000         10,000                  --              --

Bryan M. Virgin                                   4,043          1,043               3,000               *

Anwar H. Bhimani                                  3,754          2,754               1,000               *

---------------------
* Indicates an amount less than 1%.

(1) Includes 40,466 shares of Common Stock owned by Mr. Kotula, 132,010 shares of Common Stock owned by Norquip Leasing, Inc. ("Norquip"), a company owned by Mr. Kotula, 5,375 shares of Common Stock purchasable pursuant to the exercise of options and warrants and 87,500 shares of Common Stock purchasable pursuant to the exercise of warrants held by Norquip.

(2) Includes 69,235 shares of Common Stock purchasable pursuant to the exercise of warrants and 130,083 shares of Common Stock held in joint tenancy with Mr. Senske's wife.

(3) Includes 18,250 shares of Common Stock purchasable pursuant to the exercise of options and warrants.

(4) Includes 12,500 shares of Common Stock purchasable pursuant to the exercise of options and warrants.

(5) Includes 5,375 shares of Common Stock purchasable pursuant to the exercise of options and warrants.

(6) Includes 5,000 shares of Common Stock purchasable pursuant to the exercise of options.

         The Company has agreed to bear all expenses (other than selling commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Shareholders in over-the-counter market transactions or in negotiated transactions. See "Plan of Distribution." The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the resale of the Shares from time to time in over-the-counter market transactions or in negotiated transactions. This Prospectus forms a part of such Registration Statement.

                                 USE OF PROCEEDS

         The Shares offered hereby will be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders."

                              PLAN OF DISTRIBUTION

         The Shares offered hereby may be offered by the Selling Shareholders from time to time. The Company will receive no proceeds from the sale of the Shares. Sales may be effected by the Selling Shareholders in transactions on The Nasdaq Stock Market, in negotiated transactions, or in a combination of such methods of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The Selling Shareholders and any persons who participate in the sale of the Shares from time to time, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons and any profits received on resale of the Shares, may be deemed to be underwriting compensation under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

         The Company has agreed to indemnify the Selling Shareholders and their control persons with respect to certain liabilities in connection with the sale of the Shares pursuant to this Prospectus, including liabilities under the Securities Act and the Exchange Act. In addition, certain Selling Shareholders have agreed to indemnify the Company, its directors, officers, agents and control persons against certain liabilities incurred as a result of information provided by the Selling Shareholders for use in this Prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby and certain legal matters pertaining to the Company were passed upon on behalf of the Company by Briggs and Morgan, Professional Association.

                                     EXPERTS

         The consolidated financial statements for each of the two years ended, June 30, 1995 and 1996, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto (which contains an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern) and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                              ---------------------

                                TABLE OF CONTENTS

                              ---------------------



                                                     Page

Available Information................................. 2
Incorporation of Certain Documents
  by Reference........................................ 2
Prospectus Summary.................................... 4
Risk Factors.......................................... 6
Management............................................11
Selling Shareholders..................................13
Use of Proceeds.......................................14
Plan of Distribution..................................14
Legal Matters.........................................14
Experts...............................................15


                                 958,858 SHARES

                                  U-SHIP, INC.

                                  COMMON STOCK


                                 --------------

                                   PROSPECTUS

                                 --------------


                                 ________, 1997

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses payable by the Company in connection with the sale and distribution of the Shares being registered. All amounts shown are estimates, except the registration fee.

         SEC registration fee.........................................$    400
         Legal fees and expenses......................................   3,000
         Accounting fees and expenses.................................   5,000
         Miscellaneous (including listing fees, if applicable)........   1,600
                                                                      --------

              Total...................................................$ 10,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Unless prohibited in a corporation's articles, Utah Statutes Section 16-10a-903 requires indemnification of directors against reasonable expenses (including attorneys' fees) incurred by such person in connection with the successful defense of any proceeding to which he or she was a party because he or she is or was a director of a Utah corporation. Further, Utah Statutes
Section 16-10a-907 requires indemnification for officers to the same extent as directors, provides that a corporation may also indemnify employees and agents, and provides that a corporation may indemnify all of such persons to a greater extent than is statutorily required. The Company's Articles of Incorporation provide that the Company shall indemnify officers and directors against any and all expenses arising out of any suit or proceeding to which they are a party because of their serving the Company as such, except in relation to matters as to which any officer or director is adjudged liable for his or her own negligence or misconduct in the performance of his or her duty. The Company's Bylaws also provide for certain indemnification of directors, officers, employees and agents, past or present, of the Company, and persons serving as such of another corporation or entity at the request of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

5.1      Opinion of Briggs and Morgan, Professional Association

23.1     Consent of Briggs and Morgan, Professional Association (included in
         Exhibit 5.1)

23.2     Consent of Arthur Andersen LLP

24.1     Power of Attorney (included on signature page to the Registration
         Statement)

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina and State of Minnesota, on August 26, 1997.

                                        U-SHIP, INC.

                                        By /s/ Bruce H. Senske
                                               Bruce H. Senske, President
                                               and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Bruce H. Senske as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.

       Signature                 Title                          Date
       ---------                 -----                          ----

 /s/ Bruce H. Senske      President, Chief Executive        August 26, 1997
     Bruce H. Senske      Officer and Director (Principal
                          Executive, Accounting and
                          Financial Officer)



/s/ B. Richard Vogen      Chairman and Director             August 26, 1997
    B. Richard Vogen



/s/ Donald L. Kotula      Director                          August 26, 1997
    Donald L. Kotula



/s/ Gary W. Ramsden      Director                           August 26, 1997
    Gary W. Ramsden

                                  EXHIBIT INDEX


  NUMBER                           DESCRIPTION
---------   --------------------------------------------------------------------



 5.1        Opinion of Briggs and Morgan, Professional Association

23.1 Consent of Briggs and Morgan, Professional Association (included in Exhibit 5.1)

23.2        Consent of Arthur Andersen LLP

24.1        Power of Attorney (included on signature page to Registration
            Statement)